EXHIBIT 23.1

Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
First Fixtures, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated June 3, 2014, with respect to the financial statements of First Fixtures, Inc., in its Form S-1/A Number 2, to be filed on or about November 11, 2014.

/s/ Sadler Gibb, LLC

Salt Lake City, UT
November 11, 2014